Exhibit 99.1

Capricor Therapeutics Announces Acquisition of Intellectual Property Rights to Family of Natriuretic Peptides from Medtronic, Inc.

LOS ANGELES, October 14, 2014 – Capricor Therapeutics, Inc. (OTCBB: CAPR), a biotechnology company focused on developing novel therapeutics for the treatment of cardiovascular diseases, today announced that it has entered into an agreement to acquire patent rights from Medtronic, Inc. (NYSE: MDT) relating to the formulation and pump delivery of natriuretic peptides. Capricor recently announced that it plans to develop a clinical program using Cenderitide, a natriuretic peptide, for the treatment of post-acute heart failure.

On October 8, 2014, Capricor entered into an intellectual property Transfer Agreement pursuant to which Medtronic has assigned to Capricor Therapeutics all of its right, title and interest in all natriuretic peptide patents and patent applications previously owned by Medtronic or co-owned by each of the companies as part of their collaborative natriuretic peptide delivery program.

Dr. Linda Marbán, Chief Executive Officer of Capricor, said, “We are extremely pleased to announce the acquisition of these patent rights from Medtronic, as they could extend both the scope and the duration of patent protection for our natriuretic peptide platform. Most importantly, we are now in a position to initiate a clinical program for Cenderitide with an enhanced IP position and we look forward to announcing further milestones as they are achieved.”

Dr. Marbán continued, “There are currently no treatments on the market that specifically target the stabilization and reduction of the early re-hospitalization rate of acute decompensated heart failure patients. According to the American Heart Association, heart failure is the leading cause of hospitalization among adults older than 65 years of age in the United States and is responsible for over 1 million hospital admissions annually. Among those patients that have been admitted, approximately 24% are re-hospitalized in one month, and 50% are re-hospitalized in six months. This staggering statistic, coupled with the prevalence and incidence of heart failure increasing around the world, leads us to believe this could be an extremely exciting market opportunity for Capricor.”

About Cenderitide

Cenderitide belongs to a class of drugs called natriuretic peptides. Preclinical and clinical data have shown that the natriuretic peptide class can act on multiple disease processes that play a role in negative outcomes associated with heart failure. Cenderitide is designed as an outpatient therapy to be delivered continuously using a validated subcutaneous infusion pump for up to 90 days (the “post-acute” period) following a hospital admission for Acute Decompensated Heart Failure (ADHF). In March 2011, the FDA granted Cenderitide Fast Track designation. Currently, there are no drugs on the market targeting the post-acute period, 90 days following a hospital admission for ADHF. Cenderitide’s treatment goal and target indication is prevention of re-hospitalization in heart failure patients during the post-acute hospitalization period. Cenderitide was designed by scientists at the Mayo Clinic to be the only dual natriuretic peptide receptor agonist.

Cenderitide is currently not an approved product and is strictly for investigational purposes.

About Capricor Therapeutics

Capricor Therapeutics, Inc. (CAPR), a publicly traded biotechnology company, is focused on the development of novel therapeutics to prevent and treat heart disease. The Company has two leading product candidates: CAP-1002 and Cenderitide. The Company was formed through the November 2013 merger between Capricor, Inc., a privately held company whose mission is to improve the treatment of heart disease by commercializing cardiac stem cell therapies for patients, and Nile Therapeutics, Inc., a clinical-stage biopharmaceutical company developing innovative products for the treatment of cardiovascular diseases. For additional information visit www.capricor.com.

Cautionary Note Regarding Forward-Looking Statements

Statements in this press release regarding the efficacy, safety, and intended utilization of Capricor’s product candidates; the conduct, size, timing and results of discovery efforts and clinical trials; scope, duration, validity and enforceability of intellectual property rights; plans regarding regulatory filings, future research and clinical trials; plans regarding current and future collaborative activities and the ownership of commercial rights; future royalty streams, and any other statements about Capricor’s management team’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "could," "anticipates," "expects," "estimates," "should," "target," "will," "would" and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements. More information about these and other risks that may impact our business are set forth in our Form 10-K for the year ended December 31, 2013, as filed with the Securities and Exchange Commission on March 31, 2014, in our Amendment No. 1 to Registration Statement on Form S-1, as filed with the Securities and Exchange Commission on May 23, 2014, and in our Form 10-Q for the quarter ended June 30, 2014, as filed with the Securities and Exchange Commission on August 14, 2014. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.

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For more information, please contact:

Capricor Therapeutics, Inc.
AJ Bergmann, Vice President of Finance

+1-310-358-3200
abergmann@capricor.com

ProActive Capital Group

Kirin Smith, COO

+1-646-863-6519

ksmith@ProActiveCapital.com

www.ProActiveCapital.com